Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the Fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting

At the meeting, each of the nominees for Trustees was elected as follows:

	     	Votes	Votes
	        	For	    Withheld
Jameson A. Baxter             	167,648,483	   5,194,591
Charles B. Curtis             167,565,947   	5,277,127
Myra R. Drucker               167,552,017	   5,291,057
Charles E. Haldeman, Jr.      167,628,992	   5,214,082
John A. Hill                  167,560,974   	5,282,100
Ronald J. Jackson             167,674,184	   5,168,890
Paul L. Joskow                167,635,292   	5,207,782
Elizabeth T. Kennan           167,508,917   5,334,157
John H. Mullin, III           167,652,677	   5,190,397
Robert E. Patterson           167,607,452	   5,235,622
George Putnam, III            167,569,364	   5,273,710
A.J.C. Smith *                167,447,392   	5,395,682
W. Thomas Stephens            167,570,392	   5,272,682
Richard B. Worley             167,569,029   	5,274,045



A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investments flexibility permitted by the Investment Company Act was approved as follows:

	        Votes	Votes		Abstentions
	  For	against

	119,526,421	11,237,709		42,078,944

A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
	For	against

	120,429,963	10,822,448		41,590,663

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

	     Votes	Votes		Abstentions
	For	against

      	126,786,328	5,490,050	40,566,696

January 10, 2005 meeting

A proposal to amend the Trusts Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:

	Votes For	Votes Against		Abstentions

	124,838,521	8,861,881		41,095,582


*Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to the nearest whole number.